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ProPetro Announces ProPWRSM Power Generation Business
MIDLAND, Texas, December 10, 2024, (Business Wire) – ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced a new subsidiary, ProPetro Energy Solutions, LLC, that will do business as ProPWRSM (pronounced as “Pro – power”) and its initial order of over 110 megawatts of mobile natural gas-fueled power generation equipment for use across multiple oilfield and industrial applications.

Sam Sledge, CEO of ProPetro, stated, "We are thrilled to announce our first organic service line startup in over a decade, a testament to our willingness to innovate and draw on our entrepreneurial roots. ProPWRSM is aimed squarely at the growing power demand across the Permian Basin for both oil and gas and developing infrastructure opportunities within the market, and to create more certainty of power generation capacity for our high-performance FORCE® electric-powered hydraulic fracturing fleets. We have assembled a first-class team led by industry veterans Travis Simmering, President of ProPWRSM, and Dave Bosco, Vice President of Technical Services, who are managing our operations and commercial efforts. By leveraging ProPetro’s established platform and extensive customer base, they are well-positioned to drive our success. As always, we will be focused on premium service quality and reliability paired with commercial creativity and innovation that all our stakeholders have come to expect from ProPetro.”

Travis Simmering, President of ProPWRSM, commented, "We are excited to provide a differentiated power generation experience in the Permian Basin. The forecasted load growth for electricity is significant and these assets will enable ProPetro to access growth markets, inclusive of supporting ProPetro’s industry-leading and expanding FORCE® electric-powered hydraulic fracturing services which are currently utilizing approximately 140 megawatts of mobile power generation capacity and growing. Our focus is initially on oilfield power applications, but we fully intend to build a platform that will be highly competitive in serving non-oil and gas applications such as general industrial projects and data centers that we believe are likely to gravitate towards the Permian Basin. The combination of these mobile power generation assets along with ProPetro’s established reputation as a leading service provider positions ProPWRSM to capitalize on growing market demand in the basin. With this initial order of over 110 megawatts of mobile power generation assets, we are poised to execute on our strategy of becoming the premier mobile power services provider in the Permian Basin.”

This growth capital investment of approximately $122 million will be funded through a combination of cash and external financing resources with equipment deliveries anticipated to take place between June 2025 and March 2026. The cash investment will

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consist of up to approximately $20 million in early 2025 with the remaining cost of the investment expected to be financed as progress payments become due and deliveries ultimately occur commencing mid-2025. The Company anticipates deploying these initial assets promptly following their delivery commencing mid-2025 and early into 2026 under contracts, some of which are currently being proposed or negotiated. The Company aims to build a diverse portfolio of mobile power generation and related equipment, expanding well beyond the initial 110 megawatts.

About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based provider of premium integrated completion services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. We help bring reliable energy to the world. For more information visit www.propetroservices.com.

Forward-Looking Statements
Except for historical information contained herein, the statements and information in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “should,” "designed" and other expressions that are predictions of, or indicate, future events and trends or that do not relate to historical matters generally identify forward‑looking statements. Our forward‑looking statements include, among other matters, statements about the anticipated commercial success of ProPWRSM, including our ability to successfully commence operations, the demand for its services and anticipated benefits of the new business line, our business strategy, projected financial results and future financial performance. A forward‑looking statement may include a statement of the assumptions or bases underlying the forward‑looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.
Although forward‑looking statements reflect our good faith beliefs at the time they are made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of oil prices, changes in the supply of and demand for mobile power generation, the risks associated with the establishment of a new service line, including delays, lack of customer acceptance and cost overruns, the global macroeconomic uncertainty related to the conflict in the Israel-Gaza region and continued hostilities in the Middle East, including rising tensions with Iran, and the Russia-Ukraine war, general economic conditions, including the impact of continued inflation, central bank policy actions, other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release.

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ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

Investor Contacts:

David Schorlemer
Chief Financial Officer
david.schorlemer@propetroservices.com
432-227-0864

Matt Augustine
Director, Corporate Development and Investor Relations
matt.augustine@propetroservices.com
432-219-7620